NL REPORTS FOURTH QUARTER 2013 RESULTS

DALLAS, TEXAS – March 12, 2014 - NL Industries, Inc. (NYSE: NL) today reported a loss from continuing operations attributable to NL stockholders of $33.0 million, or $.68 per share, in the fourth quarter of 2013 compared to income from continuing operations attributable to NL stockholders of $2.7 million, or $.05 per share, in the fourth quarter of 2012.  For the full year of 2013, NL reported a loss from continuing operations attributable to NL stockholders of $55.3 million, or $1.14 per share compared to income from continuing operations attributable to NL stockholders of $56.7 million, or $1.16 per share, in 2012.

Net sales increased 16% in the fourth quarter of 2013 and 11% in the full year of 2013 as compared to the same periods of 2012 primarily due to higher demand for high security pin tumbler locks within CompX’s Security Products business, and to a lesser extent from an increase in Marine Component sales outside of the high performance boat market through gains in market share.  Income from continuing operations attributable to CompX increased to $2.0 million in the fourth quarter of 2013 compare to nil in the 2012 period, and increased to $9.3 million in the full year of 2013 compared to $5.4 million in the full year of 2012, primarily due to improved cost efficiencies from higher sales, offset in part by higher self-insured medical costs in 2013.  In addition, the 2012 full-year results include the impact of write-downs on assets held for sale of $1.2 million ($.02 per share, net of income tax benefit and noncontrolling interest).

Kronos’ net sales of $368.6 million in the fourth quarter of 2013 were $28.2 million, or 7%, lower than in the fourth quarter of 2012.  Net sales of $1,732.4 million in the full year of 2013 were $243.9 million, or 12%, lower than in the full year 2012.  Kronos’ net sales decreased in the fourth quarter of 2013 as compared to the fourth quarter of 2012 primarily due to lower average TiO2 selling prices.  Net sales decreased in the full year of 2013 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Kronos’ average TiO2 selling prices decreased 10% in the fourth quarter of 2013 as compared to the fourth quarter of 2012, and decreased 19% for the full year as compared to 2012.  Average TiO2 selling prices at the end of 2013 were 7% lower than at the end of 2012 and were 1% higher in the fourth quarter of 2013 as compared to the third quarter of 2013.  Kronos’ TiO2 sales volumes in the fourth quarter of 2013 were 1% lower than in the fourth quarter of 2012, while sales volumes for the full year 2013 were 6% higher than in 2012.  TiO2 sales volumes in the fourth quarter of 2013 were impacted by the continued lockout of unionized employees at Kronos’ Canadian TiO2 facility, and the resulting curtailment of production at such facility during the lockout.  A new collective bargaining agreement with the Canadian workforce was reached effective the end of November 2013 and production at the facility resumed in February 2014.  Fluctuations in currency exchange rates also impacted Kronos’ net sales comparisons, increasing net sales by approximately $8 million in the fourth quarter and approximately $18 million in the full year 2013 as compared to the same periods in 2012.  The table at the end of this press release shows how each of these items impacted the overall change in Kronos’ sales.

Kronos’ income from operations decreased by $2.0 million from income of $1.1 million in the fourth quarter of 2012 to a loss of $.9 million in the fourth quarter of 2013 primarily due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices and one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with Kronos’ Canadian workforce mentioned above.  Such one-time Canadian costs consist principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of Kronos’ Canadian defined benefit pension plans, and severance and other back-to-work expenses.  For the full year, Kronos’ income (loss) from operations decreased by $492.2 million from income of $359.6 million in 2012 to a loss of $132.6 million in 2013 primarily due to the net effects of lower average TiO2 selling prices, higher raw materials and other production costs, higher sales volumes, a third quarter 2013 $35 million litigation settlement charge (NL’s equity interest was $4.5 million or $.09 per share, net of income tax benefit), and the one-time Canadian costs as mentioned above.  As expected, Kronos’ cost of sales per metric ton of TiO2 sold in the second half of 2013 was lower than the cost of sales per metric ton of TiO2 sold in the second half of 2012, primarily due to lower feedstock ore costs.  Kronos’ cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products sold in the first quarter of 2013 (and a portion of the TiO2 products sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.

Kronos’ TiO2 production volumes were 2% higher in the fourth quarter of 2013 as compared to the fourth quarter of 2012, and were 1% higher for the year.  Kronos’ production utilization rates were impacted by the lockout at its Canadian production facility that began in June 2013, as Kronos operated its Canadian plant at approximately 15% of the plant’s capacity with non-union management employees during the lockout.  Kronos’ income (loss) from operations was negatively impacted in 2013 by approximately $19 million of unabsorbed fixed production and other manufacturing costs associated with the lockout at the Canadian production facility, of which approximately $12 million related to the fourth quarter.  Kronos’ income from operations was negatively impacted in 2012 by approximately $25 million of unabsorbed fixed production costs resulting from reduced production volumes in 2012, most of which was incurred in the third quarter.  Fluctuations in currency exchange rates increased Kronos’ income from operations by approximately $5 million in the fourth quarter of 2013 and decreased income from operations by approximately $2 million in the full year 2013 as compared to the same periods in 2012.

As previously reported, Kronos recognized an aggregate $7.2 million pre-tax interest charge in the second quarter of 2012 relating to the early extinguishment of its remaining Senior Secured Notes.    Kronos recognized an aggregate non-cash pre-tax interest charge of $8.9 million in 2013 associated with the write-off of unamortized original issue discount costs and deferred financing costs, related to the voluntary prepayment of its term loan of $290 million principal amount in the first quarter and the remaining $100 million in the third quarter.  NL’s aggregate equity interest in such charges, net of income tax benefit, was $.9 million in 2012 and $1.2 million in 2013 (or $.02 per diluted share in each year).

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $9.4 million ($6.1 million, or $.13 per share, net of income taxes) in 2013 as compared to $3.3 million ($2.2 million, or $.04 per share, net of income taxes) in 2012.

The litigation settlement gain in 2012 of $15.0 million ($9.7 million, or $.20 per share, net of income taxes) relates to the third and final closing associated with certain real property we formerly owned in New Jersey.

Other operating income in the fourth quarter of 2012 includes a $3.2 million gain ($2.1 million, or $.04 per share after taxes) on the sale of certain real property owned by us.  In addition, we recognized a $6.4 million goodwill impairment charge ($.13 per share) in the fourth quarter of 2012 associated with our insurance brokerage subsidiary.  There is no income tax benefit associated with such charge.

Corporate expenses increased $55.8 million in the fourth quarter of 2013 as compared to the fourth quarter of 2012, and increased $58.0 million in the full year 2013 as compared to 2012, primarily due to higher environmental and related costs.

Securities transaction gain in the fourth quarter of 2012 consists of a $16.6 million gain ($10.8 million, or $.22 per share after taxes) on the sale, pursuant to a cash tender offer by a third party, of all of our shares of Titanium Metals Corporation (TIMET) common stock for $23.9 million.

In December 2012, we completed the sale of CompX’s Furniture Components operations to a competitor for proceeds, net of expenses, of approximately $58.0 million in cash.  We recognized a pre-tax gain of approximately $23.7 million in the fourth quarter of 2012 ($14.5 million, or $.30 per share, net of income taxes and noncontrolling interests).  Discontinued operations in 2012 also includes full-year income related to the operations of such disposed unit of $3.3 million, or $.07 per share in 2012, net of income taxes and noncontrolling interest.

In February 2014, NL’s Board of Directors deferred consideration of a first quarter 2014 cash dividend.  The declaration and payment of future dividends, and the amount thereof, is discretionary and is dependent upon our results of operations, financial condition, cash requirements for businesses, contractual restrictions and other factors deemed relevant by our Board of Directors.  The amount and timing of past dividends is not necessarily indicative of the amount or timing of any future dividends which might be paid.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive pricing, products and substitute products
•	Customer and competitor strategies
•	Uncertainties associated with the development of new product features
•	Potential consolidation of Kronos’ competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in implementing new manufacturing and accounting software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance debt
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013
	(Unaudited)

Net sales	$19.3	$22.3	$83.2	$92.0
Cost of sales	13.8	15.8	58.9	64.4

Gross margin	5.5	6.5	24.3	27.6

Selling, general and administrative expense	4.7	4.5	17.7	18.3
Other operating income (expense):
Insurance recoveries	.7	5.6	3.3	9.4
Litigation settlement gain	-	-	15.0	-
Assets held for sale write-down	(.8)	-	(1.2)	-
Other income, net	3.6	.1	3.6	.1
Goodwill impairment	(6.4)	-	(6.4)	-
Corporate expense and other, net	(4.4)	(60.2)	(29.0)	(87.0)

Loss from operations	(6.5)	(52.5)	(8.1)	(68.2)

Equity in earnings (loss) of Kronos Worldwide, Inc.	(5.6)	.9	66.4	(31.0)

Other income (expense):
Securities transaction gain	16.6	-	16.6	-
Interest and dividends	.8	.7	3.2	2.9
Interest expense	(.2)	-	(1.1)	(.1)

Income (loss) from continuing operations before income taxes	5.1	(50.9)	77.0	(96.4)

Income tax expense (benefit)	2.4	(18.1)	19.9	(41.9)

Income (loss) from continuing operations	2.7	(32.8)	57.1	(54.5)
Income from discontinued operations, net of tax	18.6	-	21.9	-

Net income (loss)	21.3	(32.8)	79.0	(54.5)

Noncontrolling interest in net income of subsidiary	3.7	.2	4.5	.8

Net income (loss) attributable to NL stockholders	$17.6	$(33.0)	$74.5	$(55.3)

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013
	(Unaudited)

Amounts attributable to NL stockholders:

Income (loss) from continuing operations	$2.7	$(33.0)	$56.7	$(55.3)
Income from discontinued operations	14.9	-	17.8	-
Net income (loss) attributable to NL stockholders	$17.6	$(33.0)	$74.5	$(55.3)

Net income (loss) per share:
Continuing operations	$.05	$(.68)	$1.16	$(1.14)
Discontinued operations	.31	-	.37	-
Net income (loss) per share	$.36	$(.68)	$1.53	$(1.14)

Weighted-average shares used in the calculation
of net income (loss) per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF LOSS ATTRIBUTABLE
TO CONTINUING OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2012	2013	2012	2013

CompX - component products	$-	$2.0	$5.4	$9.3
Insurance recoveries	.7	5.6	3.3	9.4
Litigation settlement gain	-	-	15.0	-
Other income, net	3.6	.1	3.6	.1
Goodwill impairment	(6.4)	-	(6.4)	-
Corporate expense	(4.4)	(60.2)	(29.0)	(87.0)

Loss from operations	$(6.5)	$(52.5)	$(8.1)	$(68.2)

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2013 vs. 2012	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(10)%	(19)%
TiO2 sales volume	(1)%	6%
TiO2 product mix	2%	-%
Changes in currency exchange rates	2%	1%

Total	(7)%	(12)%